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Pitney Bowes Inc. - Form 10-Q                       Pitney Bowes Inc.
Nine Months Ended September 30, 1995       Computation of Earnings per Share                      Exhibit (i)
Page 17 of 19
                                                    Three Months Ended            Nine Months Ended
                                                      September   30,              September   30,
(Dollars in thousands, except per share data)          1995          1994           1995         1994
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
Primary
Income from continuing operations (1)           $   100,740   $    85,320    $   295,077  $   254,013
Discontinued operations                             154,434        10,706        175,431       32,492
Effect of accounting change                               -             -              -     (119,532)

Net income applicable to common stock           $   255,174   $    96,026    $   470,508  $   166,973

Weighted average number of common shares
  outstanding                                   151,524,929   156,825,702    151,263,445  157,519,505
Preference stock, $2.12 cumulative convertible      774,412       838,086        792,100      852,922
Stock option and purchase plans                     555,571       365,374        337,783      501,589

Total common and common equivalent shares
  outstanding                                   152,854,912   158,029,162    152,393,328  158,874,016

Income per common and common equivalent share -
  primary:
  Income from continuing operations             $       .66   $       .54    $      1.94  $      1.60
  Discontinued operations                              1.01           .07           1.15          .20
  Effect of accounting change                             -             -              -         (.75)

  Net income                                    $      1.67   $       .61    $      3.09  $      1.05

Fully Diluted
Income from continuing operations               $   100,740   $    85,321    $   295,078  $   254,015
Discontinued operations                             154,434        10,706        175,431       32,492
Effect of accounting change                               -             -              -     (119,532)

Net income applicable to common stock           $   255,174   $    96,027    $   470,509  $   166,975

Weighted average number of common shares
  outstanding                                   151,524,929   156,825,702    151,263,445  157,519,505
Preference stock, $2.12 cumulative convertible      774,412       838,086        792,100      852,922
Stock option and purchase plans                     561,119       387,410        364,667      524,984
Preferred stock, 4% cumulative convertible           11,490        12,774         11,514       14,895

Total common and common equivalent shares
  outstanding                                   152,871,950   158,063,972    152,431,726  158,912,306

Income per common and common equivalent share -
  fully diluted:
    Income from continuing operations           $       .66   $       .54    $      1.94  $      1.60
    Discontinued operations                            1.01           .07           1.15          .20
    Effect of accounting change                           -             -              -         (.75)

    Net income                                  $      1.67   $       .61    $      3.09  $      1.05

(1) Income from continuing operations was adjusted for preferred dividends.
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